Exhibit 99.1

04-09

For further information:

John F. Walsh

Director of Investor Relations

Southern Union Company

570/829-8662

SOUTHERN UNION RECONFIRMS FISCAL 2004 EARNINGS GUIDANCE

WILKES-BARRE, Pa. – (BUSINESS WIRE) – July 19, 2004 – Southern Union Company (“Southern Union” or the “Company”) (NYSE:SUG) announced today that it is reconfirming its Fiscal Year ended June 30, 2004 earnings guidance of $1.35 to $1.40 per common share diluted for outstanding options and warrants.

The Company will announce its Fiscal Year 2004 results before the market opens on Monday, August 2, 2004. Also on August 2, at 2 p.m. Eastern Time, Southern Union will host its quarterly conference call and webcast to discuss results and outlook.

To access the call, participants may dial 800-435-1261 (international participants dial 617-614-4076) and enter passcode 39724173. A replay of the call will be available for one week by dialing 888-286-8010 (international callers dial 617-801-6888) and entering passcode 90103665.  To access the webcast, visit www.southernunionco.com.

Forward-Looking Information

This release and other Company reports and statements issued or made from time to time contain certain “forward-looking statements” concerning projected future financial performance, expected plans or future operations. Southern Union cautions that actual results and developments may differ materially from such projections or expectations.

Investors should be aware of important factors that could cause actual results to differ materially from the forward-looking projections or expectations. These factors include, but are not limited to: cost of gas; gas sales volumes; gas throughput volumes and available sources of natural gas; discounting of transportation rates due to competition; customer growth; abnormal weather conditions in the Company’s service territories; impact of relations with labor unions of bargaining-unit employees; the receipt of timely and adequate rate relief and the impact of future rate cases or regulatory rulings; the outcome of pending and future litigation; the speed and degree to which competition is introduced to our gas distribution business; new legislation and government regulations and proceedings affecting or involving the Company; unanticipated environmental liabilities; the Company’s ability to comply with or to challenge successfully existing or new environmental regulations; changes in business strategy and the success of new business ventures; exposure to customer concentration with a significant portion of revenues realized from a relatively small number of customers and any credit risks associated with the financial position of those customers; factors affecting operations such as maintenance or repairs, environmental incidents or gas pipeline system constraints; our or any of our subsidiaries debt securities ratings; the economic climate and growth in our industry and service territories and competitive conditions of energy markets in general; inflationary trends; changes in gas or other energy market commodity prices and interest rates; the current market conditions causing more customer contracts to be of shorter duration, which may increase revenue volatility; the possibility of war or terrorist attacks; the nature and impact of any extraordinary transactions such as any acquisition or divestiture of a business unit or any assets.

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